	News Release	EXHIBIT 99.1

Media Contact:	Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investor Contact:	Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel and United Steelworkers of America

Reach Tentative Agreement For Mansfield Works Employees

MIDDLETOWN, OH, November 13, 2006—AK Steel Corporation (NYSE: AKS) and the United Steelworkers of America (USW) have reached a tentative agreement on all the terms and conditions of a new labor agreement covering about 300 hourly production and maintenance employees of Local 169 at the Mansfield Works in Ohio. Formal bargaining by the parties began October 16th, and the tentative agreement was signed November 10th.

The tentative agreement is subject to ratification by Local 169 members. Voting is expected to take place next week. The new agreement would be effective January 1, 2007 and expire March 31, 2011. The existing agreement is scheduled to expire February 10, 2007. No additional details of the terms of the tentative agreement are being released pending the ratification vote.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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